As filed with the Securities and Exchange Commission on August 6, 2026

Registration No. 333‑

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S‑8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PDF SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	25‑1701361
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

2858 De La Cruz Boulevard

Santa Clara, California 95050

(Address of Principal Executive Offices) (Zip Code)

ELEVENTH AMENDED AND RESTATED 2011 STOCK INCENTIVE PLAN

THIRD AMENDED AND RESTATED 2021 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plans)

JOHN K. KIBARIAN

President and Chief Executive Officer

PDF Solutions, Inc.

2858 De La Cruz Boulevard

Santa Clara, California 95050

Copy to:

Kathleen M. Wells

John C. Williams

Latham & Watkins LLP

801 Jefferson Avenue, Suite 300

Redwood City, California 94063

(650) 328-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b‑2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in this Item 1 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The documents containing the information specified in this Item 2 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the SEC and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

PDF Solutions, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)

The Registrant’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2025, filed with the SEC on February 24, 2026 (File No. 000‑ 31311), including the information specifically incorporated by reference therein from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2026;

(b)

All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s documents referred to in (a) above; and

(c)

The Registrant’s Registration Statement on Form 8‑A12G, filed with the SEC on August 10, 2000 (File No. 000‑31311) together with Amendment No. 1 to the Registrant’s Registration Statement on Form 8‑A12G, filed with the SEC on July 24, 2001 (File No. 000‑31311), in which are described the terms, rights and provisions applicable to the Registrant’s Common Stock (the “Common Stock”), and including any other amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8‑K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article XIII of the Registrant’s Third Amended and Restated Certificate of Incorporation and Article VI of the Registrant’s Amended and Restated Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director or officer derived an improper personal benefit. The Registrant’s Third Amended and Restated Certificate of Incorporation provides for such limitation of liability.

The Registrant has obtained directors’ and officers’ insurance providing indemnification for certain of the Registrant’s directors, officers and employees for certain liabilities.

The Registrant has entered into indemnification agreements with each director and executive officer which provide indemnification that is, in some respects, broader than the specific indemnification provisions contained in the Delaware General Corporation Law and provides indemnification under certain circumstances for acts and omissions which may not be covered by any directors’ and officers’ liability insurance.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

5.1*	Opinion and Consent of Latham & Watkins LLP

23.1*	Consent of BPM LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

24.1	Power of Attorney (incorporated by reference to the signature page hereto)

99.1	Eleventh Amended and Restated 2011 Stock Incentive Plan (incorporated herein by reference to Appendix A to Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2026)

99.2	Third Amended and Restated 2021 Employee Stock Purchase Plan (incorporated herein by reference to Appendix B to Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 29, 2026)

107*	Filing Fee Table

*         Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 6th day of August, 2026.

PDF SOLUTIONS, INC.
(Registrant)

By:	/s/ John K. Kibarian
John K. Kibarian
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John K. Kibarian and Adnan Raza, jointly and severally, as his or her true and lawful attorneys-in-fact, each with full power of substitution and resubstitution, for him or her, and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S‑8, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that each of said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney does not revoke any power of attorney previously granted by the undersigned, or any of them.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John K. Kibarian	Director, President and Chief Executive Officer	August 6, 2026
John K. Kibarian	(principal executive officer)

/s/ Adnan Raza	Executive Vice President, Finance and Chief	August 6, 2026
Adnan Raza	Financial Officer (principal financial and accounting officer)

/s/ Joseph R. Bronson	Lead Independent Director	August 6, 2026
Joseph R. Bronson

/s/ Chi-Foon Chan	Director	August 6, 2026
Chi-Foon Chan

/s/ Nancy Erba	Director	August 6, 2026
Nancy Erba

/s/ Michael B. Gustafson	Director	August 6, 2026
Michael B. Gustafson

/s/ Ye Jane Li	Director	August 6, 2026
Ye Jane Li

/s/ Kimon W. Michaels	Director	August 6, 2026
Kimon W. Michaels

/s/ Shuo Zhang	Director	August 6, 2026
Shuo Zhang